Exhibit 99.1
Wynn Resorts, Limited Reports First Quarter 2019 Results

LAS VEGAS, May 9, 2019 — Wynn Resorts, Limited (NASDAQ: WYNN) ("the Company") today reported financial results for the quarter ended March 31, 2019.

Operating revenues were $1.65 billion for the first quarter of 2019, a decrease of 3.7%, or $64.0 million, from $1.72 billion for the first quarter of 2018. Operating revenues increased $60.8 million at Wynn Palace and decreased $94.4 million and $30.5 million at Wynn Macau and our Las Vegas Operations, respectively.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $104.9 million, or $0.98 per diluted share, for the first quarter of 2019, compared to a net loss attributable to Wynn Resorts, Limited of $204.3 million, or $1.99 per diluted share, in the first quarter of 2018. The change was primarily due to a litigation settlement of $463.6 million, partially offset by an income tax benefit of $111.0 million, recorded in the first quarter of 2018. Adjusted net income attributable to Wynn Resorts, Limited (1) was $172.6 million, or $1.61 per diluted share, for the first quarter of 2019, compared to $237.0 million, or $2.30 per diluted share, for the first quarter of 2018.

Adjusted Property EBITDA (2) was $494.8 million for the first quarter of 2019, a decrease of 12.3%, or $69.6 million, from $564.3 million for the first quarter of 2018. Adjusted Property EBITDA increased $10.7 million at Wynn Palace and decreased $45.9 million and $34.3 million at Wynn Macau and our Las Vegas Operations, respectively.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $1.00 per share, payable on May 30, 2019 to stockholders of record as of May 22, 2019.

Macau Operations

Wynn Palace

Operating revenues from Wynn Palace were $726.6 million for the first quarter of 2019, a 9.1% increase from $665.8 million for the first quarter of 2018. Adjusted Property EBITDA from Wynn Palace was $222.6 million for the first quarter of 2019, a 5.0% increase from $211.9 million for the first quarter of 2018.

Casino revenues from Wynn Palace were $623.2 million for the first quarter of 2019, a 9.6% increase from $568.5 million for the first quarter of 2018. Table games turnover in VIP operations was $12.63 billion, a 17.9% decrease from $15.39 billion for the first quarter of 2018. VIP table games win as a percentage of turnover was 3.91%, above the expected range of 2.7% to 3.0% and above the 2.60% experienced in the first quarter of 2018. Table drop in mass market operations was $1.30 billion, a 7.1% increase from $1.22 billion in the first quarter of 2018. Table games win in mass market operations was $315.5 million, a 1.7% increase from $310.2 million for the first quarter of 2018. Table games win percentage in mass market operations was 24.2%, below the 25.5% experienced in the first quarter of 2018. Slot machine handle was $975.0 million, a 7.8% decrease from $1.06 billion for the first quarter of 2018. Slot machine win decreased 7.9% to $51.4 million for the first quarter of 2019, compared to $55.8 million for the first quarter of 2018.

Non-casino revenues from Wynn Palace were $103.4 million for the first quarter of 2019, a 6.2% increase from $97.4 million for the first quarter of 2018. Room revenues were $43.3 million for the first quarter of 2019, a 7.1% increase from $40.4 million for the first quarter of 2018. Average daily rate ("ADR") was $271, a 7.7% increase from $252 for the first quarter of 2018. Occupancy increased to 97.2% for the first quarter of 2019, from 96.8% for the first quarter of 2018. Revenue per available room ("REVPAR") was $264, an 8.2% increase from $244 for the first quarter of 2018.

Wynn Macau

Operating revenues from Wynn Macau were $523.9 million for the first quarter of 2019, a 15.3% decrease from $618.2 million for the first quarter of 2018. Adjusted Property EBITDA was $163.9 million for the first quarter of 2019, a 21.9% decrease from $209.8 million for the first quarter of 2018.

Casino revenues from Wynn Macau were $450.2 million for the first quarter of 2019, a 16.5% decrease from $539.0 million for the first quarter of 2018. Table games turnover in VIP operations was $10.19 billion, a 40.3% decrease from $17.09 billion for the first quarter of 2018. VIP table games win as a percentage of turnover was 2.90%, within the expected range of 2.7% to 3.0% and above the 2.61% experienced in the first quarter of 2018. Table drop in mass market operations was $1.35 billion, a 2.2% increase from $1.32 billion for the first quarter of 2018. Table games win in mass market operations was $264.5 million, a 3.1% increase from $256.5 million for the first quarter of 2018. Table games win percentage in mass market operations was 19.6%, above the 19.4% experienced in the first quarter of 2018. Slot machine handle was $794.4 million, a 20.8% decrease from $1.00 billion for the first quarter of 2018. Slot machine win decreased 9.3% to $37.9 million for the first quarter of 2019, compared to $41.8 million for the first quarter of 2018.

Non-casino revenues from Wynn Macau were $73.6 million for the first quarter of 2019, a 7.0% decrease from $79.2 million for the first quarter of 2018. Room revenues were $28.9 million for the first quarter of 2019, a 1.6% increase from $28.4 million for the first quarter of 2018. ADR was relatively flat at $290 when compared to the same period of 2018. Occupancy increased to 99.3% for the first quarter of 2019, from 99.0% for the same period of 2018. REVPAR was flat at $288 when compared to the same period of 2018.

Las Vegas Operations

Operating revenues from our Las Vegas Operations were $401.0 million for the first quarter of 2019, a 7.1% decrease from $431.5 million for the first quarter of 2018. Adjusted Property EBITDA from our Las Vegas Operations was $108.3 million, a 24.0% decrease from $142.6 million for the first quarter of 2018.

Casino revenues from our Las Vegas Operations were $111.7 million for the first quarter of 2019, a 17.1% decrease from $134.6 million for the first quarter of 2018. Table games drop was $404.1 million, a 24.7% decrease from $536.6 million for the first quarter of 2018. Table games win was $111.4 million, a 27.9% decrease from $154.4 million for the first quarter of 2018. Table games win percentage was 27.6%, above the property’s expected range of 22% to 26%, but below the 28.8% experienced in the first quarter of 2018. Slot machine handle was $789.3 million, a 6.1% increase from $744.1 million for the first quarter of 2018. Slot machine win increased 10.7% to $54.5 million, compared to $49.3 million for the first quarter of 2018.

Non-casino revenues from our Las Vegas Operations were $289.3 million for the first quarter of 2019, a 2.5% decrease from $296.8 million for the first quarter of 2018. Room revenues were $119.1 million for the first quarter of 2019, a 1.9% decrease from $121.5 million for the first quarter of 2018. ADR was $338, a 0.6% decrease from $340 in the first quarter of 2018. Occupancy decreased to 82.6% for the first quarter of 2019, from 83.9% for the first quarter of 2018. REVPAR was $279, a 2.1% decrease from $285 for the first quarter of 2018. Food and beverage revenues decreased 1.8%, to $123.6 million for the first quarter of 2019, compared to $125.8 million for the first quarter of 2018. Entertainment, retail and other revenues decreased 5.9%, to $46.6 million for the first quarter of 2019, compared to $49.6 million in the first quarter of 2018.

Development Projects

We are currently constructing Encore Boston Harbor, an integrated casino resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.6 billion. As of March 31, 2019, we have incurred $2.26 billion in total project costs. We expect to open Encore Boston Harbor in mid-2019.

We are currently constructing an approximately 430,000 square foot meeting and convention facility at Wynn Las Vegas and have begun construction activities in connection with the reconfiguration of the Wynn Las Vegas golf course, which we closed in the fourth quarter of 2017. Based on current designs, we estimate the total project budget to be approximately $425 million. As of March 31, 2019, we have incurred $181.5 million in total project costs. We expect to reopen the golf course in the fourth quarter of 2019 and open the additional meeting and convention space in the first quarter of 2020.

Balance Sheet

Our cash and cash equivalents and restricted cash as of March 31, 2019 totaled $1.83 billion.

Total current and long-term debt outstanding at March 31, 2019 was $9.17 billion, comprised of $3.73 billion of Macau related debt, $3.10 billion of Wynn Las Vegas debt, $983 million of Wynn America debt, $740 million of Wynn Resorts debt, and $611 million of debt held by the retail joint venture which we consolidate.

As previously disclosed, on March 8, 2019, the Company entered into an Incremental Joinder Agreement that amended the Wynn Resorts Term Loan Credit Agreement to, among other things, provide the Company with an additional $250 million term loan on substantially similar terms as the Wynn Resorts Term Loan.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Las Vegas, LLC, on May 9, 2019 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On May 9, 2019, the Company will make Wynn Las Vegas, LLC financial information for the quarter ended March 31, 2019 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, extensive regulation of our business, pending or future claims and legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted net income attributable to Wynn Resorts, Limited” is net income (loss) attributable to Wynn Resorts, Limited before litigation settlement expense, nonrecurring regulatory expense, pre-opening expenses, property charges and other, change in derivatives fair value, change in Redemption Note fair value, gain on extinguishment of debt, foreign currency remeasurement loss, net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income (loss) attributable to Wynn Resorts, Limited and adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to net income (loss) and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) attributable to Wynn Resorts, Limited and adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted Property EBITDA” is net income (loss) before interest, income taxes, depreciation and amortization, litigation settlement expense, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other, stock-based compensation, gain on extinguishment of debt, change in derivatives fair value, change in Redemption Note fair value and other non-operating income and expenses. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income (loss) to Adjusted Property EBITDA, and (iii) net income (loss) attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating revenues:
Casino	$1,185,101	$1,242,139
Rooms	191,270	190,310
Food and beverage	173,219	172,222
Entertainment, retail and other	101,956	110,907
Total operating revenues	1,651,546	1,715,578
Operating expenses:
Casino	750,071	764,401
Rooms	63,706	63,197
Food and beverage	148,761	137,658
Entertainment, retail and other	44,044	48,030
General and administrative	217,322	169,585
Litigation settlement	—	463,557
Provision for doubtful accounts	5,422	691
Pre-opening	27,713	10,345
Depreciation and amortization	136,557	136,357
Property charges and other	2,774	3,051
Total operating expenses	1,396,370	1,796,872
Operating income (loss)	255,176	(81,294)
Other income (expense):
Interest income	7,287	7,220
Interest expense, net of amounts capitalized	(93,180)	(98,227)
Change in derivatives fair value	(1,509)	—
Change in Redemption Note fair value	—	(69,331)
Gain on extinguishment of debt	—	2,329
Other	(6,358)	(9,220)
Other income (expense), net	(93,760)	(167,229)
Income (loss) before income taxes	161,416	(248,523)
Benefit (provision) for income taxes	(1,685)	111,045
Net income (loss)	159,731	(137,478)
Less: net income attributable to noncontrolling interests	(54,859)	(66,829)
Net income (loss) attributable to Wynn Resorts, Limited	$104,872	$(204,307)
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$0.98	$(1.99)
Diluted	$0.98	$(1.99)
Weighted average common shares outstanding:
Basic	106,792	102,570
Diluted	107,073	102,570
Dividends declared per common share:	$0.75	$0.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net income (loss) attributable to Wynn Resorts, Limited	$104,872	$(204,307)
Litigation settlement expense	—	463,557
Nonrecurring regulatory expense	35,000	—
Pre-opening expenses	27,713	10,345
Property charges and other	2,774	3,051
Change in derivatives fair value	1,509	—
Change in Redemption Note fair value	—	69,331
Gain on extinguishment of debt	—	(2,329)
Foreign currency remeasurement loss	6,358	9,220
Income tax impact on adjustments	(2,692)	(108,827)
Noncontrolling interests impact on adjustments	(2,950)	(3,068)
Adjusted net income attributable to Wynn Resorts, Limited	$172,584	$236,973
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.61	$2.30

Weighted average common shares outstanding - diluted	107,073	103,155

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31, 2019
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$125,791	$—	$66,066	$1,120	$27,220	$1,284	$1,105	$222,586
Wynn Macau	118,397	—	21,912	393	18,986	1,495	2,706	163,889
Other Macau	(3,303)	—	1,117	6	—	1,913	267	—
Total Macau Operations	240,885	—	89,095	1,519	46,206	4,692	4,078	386,475
Las Vegas Operations	38,924	—	44,590	510	18,721	3,965	1,592	108,302
Corporate and Other	(24,633)	27,713	2,872	745	(64,927)	53,892	4,338	—
Total	$255,176	$27,713	$136,557	$2,774	$—	$62,549	$10,008	$494,777

	Three Months Ended March 31, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other (1)	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$119,471	$—	$64,424	$1,027	$24,225	$1,452	$1,312	$211,911
Wynn Macau	159,461	—	22,170	768	23,366	1,864	2,193	209,822
Other Macau	(3,970)	—	1,106	9	—	2,690	165	—
Total Macau Operations	274,962	—	87,700	1,804	47,591	6,006	3,670	421,733
Las Vegas Operations	71,874	6	45,783	1,329	20,039	2,948	617	142,596
Corporate and Other (1)	(428,130)	10,339	2,874	(82)	(67,630)	479,612	3,017	—
Total	$(81,294)	$10,345	$136,357	$3,051	$—	$488,566	$7,304	$564,329

(1) Corporate expense and other includes the litigation settlement expense of $463.6 million in the first quarter of 2018.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net income (loss) attributable to Wynn Resorts, Limited	$104,872	$(204,307)
Net income attributable to noncontrolling interests	54,859	66,829
Litigation settlement expense	—	463,557
Pre-opening expenses	27,713	10,345
Depreciation and amortization	136,557	136,357
Property charges and other	2,774	3,051
Corporate expenses and other	62,549	25,009
Stock-based compensation	10,008	7,304
Interest income	(7,287)	(7,220)
Interest expense, net of amounts capitalized	93,180	98,227
Change in derivatives fair value	1,509	—
Change in Redemption Note fair value	—	69,331
Gain on extinguishment of debt	—	(2,329)
Other	6,358	9,220
(Benefit) provision for income taxes	1,685	(111,045)
Adjusted Property EBITDA	$494,777	$564,329

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Macau Operations:
Wynn Palace:
VIP:
Average number of table games	111	115
VIP turnover	$12,627,262	$15,385,833
VIP table games win (1)	$493,184	$399,891
VIP table games win as a % of turnover	3.91%	2.60%
Table games win per unit per day	$49,156	$38,533
Mass market:
Average number of table games	211	211
Table drop (2)	$1,303,924	$1,217,201
Table games win (1)	$315,469	$310,159
Table games win %	24.2%	25.5%
Table games win per unit per day	$16,646	$16,341
Average number of slot machines	1,091	1,062
Slot machine handle	$975,048	$1,058,096
Slot machine win (3)	$51,401	$55,785
Slot machine win per unit per day	$524	$584
Room statistics:
Occupancy	97.2%	96.8%
ADR (4)	$271	$252
REVPAR (5)	$264	$244

Wynn Macau:
VIP:
Average number of table games	113	114
VIP turnover	$10,194,031	$17,087,455
VIP table games win (1)	$295,298	$445,189
VIP table games win as a % of turnover	2.90%	2.61%
Table games win per unit per day	$29,099	$43,531
Mass market:
Average number of table games	206	203
Table drop (2)	$1,351,693	$1,322,815
Table games win (1)	$264,542	$256,481
Table games win %	19.6%	19.4%
Table games win per unit per day	$14,283	$14,042
Average number of slot machines	826	939
Slot machine handle	$794,367	$1,002,819
Slot machine win (3)	$37,894	$41,765
Slot machine win per unit per day	$510	$494
Room statistics:
Occupancy	99.3%	99.0%
ADR (4)	$290	$291
REVPAR (5)	$288	$288

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited) (continued)

	Three Months Ended March 31,
	2019	2018
Las Vegas Operations:
Average number of table games	238	238
Table drop (2)	$404,073	$536,581
Table games win (1)	$111,370	$154,433
Table games win %	27.6%	28.8%
Table games win per unit per day	$5,198	$7,212
Average number of slot machines	1,807	1,829
Slot machine handle	$789,310	$744,133
Slot machine win (3)	$54,544	$49,264
Slot machine win per unit per day	$335	$299
Room statistics:
Occupancy	82.6%	83.9%
ADR (4)	$338	$340
REVPAR (5)	$279	$285

(1) Table games win is shown before discounts, commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms occupied.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms available.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Vincent Zahn
702-770-7555
investorrelations@wynnresorts.com